Exhibit 99.6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D originally filed on May 2, 2014 (including amendments thereto) with respect to the shares of Common Stock, par value $0.00001 per share, of Tauriga Sciences, Inc..  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 2, 2014

BACTERIAL ROBOTICS, LLC

By:	/s/ Jason E. Barkeloo
Name:	Jason E. Barkeloo
Title:	Chief Executive Officer

/s/ Jason E. Barkeloo
Jason E. Barkeloo